UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2009

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OPTIONS MEDIA GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

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Nevada	333-147245	26-0444290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 NW 13th Street, Suite 300, Boca Raton, Florida 33432

(Address of Principal Executive Office) (Zip Code)

(561) 314-3479

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On December 11, 2009, Options Media Group Holdings, Inc. (the “Company”) acquired the rights to innovative technology from a third party in exchange for the issuance of 3,000,000 shares of restricted common stock. The Company purchased technology relating to Bluetooth advertising and mass SMS Text Messaging broadcast capabilities that allows for interactive SMS applications.

Bluetooth Proximity is a revolutionary technology focused on the delivery of content to Bluetooth enabled devices that allows top brands proximity marketing capabilities. The platform delivers advertising and information content to mobile and PDA devices instantly with zero transmission costs to both the sender and receiver, creating a fixed cost solution for the Company’s clients. By managing the Bluetooth Proximity broadcaster through a secured web-based application, the platform allows for information delivery with minimal operator intervention. Advertisers now have the ability to send simple text messages, coupons, ring tones or calendar reminders directly to the consumer via Bluetooth.

In addition, the Company acquired a web-based SMS portal to expand its current SMS capabilities. This portal provides the Company with an easy to use web based interface for SMS text messaging that can either transmit to a single mobile device or a group of mobile devices. Clients that utilize this new platform will have an integrated User Contact Database and the ability to easily import new users to the database. The seller’s new SMS portal enables a User Credit System, allowing for Point of Sale Purchases via debiting credits from either the User’s account or via Credit Card billing. Additionally, the new platform supports Flash SMS Messages, with the deliverable appearing immediately on the phone’s screen as opposed to an inbox. Flash SMS is a useful alternative to normal SMS when you want to catch the recipients’ attention immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Options Media Group Holdings, Inc.

By:	/s/ SCOTT FROHMAN
Scott Frohman Chief Executive Officer

Date: December 15, 2009